UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 25, 2017

Blue Buffalo Pet Products, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37510	46-0552933
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 River Road

Wilton, CT 06897

(Address of Principal Executive Offices) (Zip Code)

(203) 762-9751

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 25, 2017, Blue Buffalo Pet Products, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company, as borrower, Citibank, N.A., as administrative agent, and a syndicate of financial institutions, as lenders and other agents. The Credit Agreement provides for a $120.0 million revolving facility (the “Revolving Facility”), of which up to $10.0 million is available for letters of credit, and for a $400.0 million term loan facility (the “Term Facility”). A majority of the proceeds of the Term Facility were used to refinance the existing credit facility of Blue Buffalo Company, Ltd., an indirect, wholly-owned subsidiary of the Company.

All obligations under the Credit Agreement are guaranteed by each of the material wholly-owned domestic restricted subsidiaries of the Company, subject to certain exceptions. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and each guarantor, subject to customary exceptions, including:

•	a pledge of 100% of the equity interests directly held by the Company and each guarantor in any wholly-owned material subsidiary of the Company or any guarantor (which pledge, in the case of any non-U.S. subsidiary of a U.S. subsidiary, will not include more than 65% of the voting stock of such non-U.S. subsidiary), subject to certain exceptions; and

•	a security interest in substantially all of tangible and intangible assets of the Company and each guarantor, subject to customary exceptions.

Pursuant to the Credit Agreement, $1.0 million of the Term Facility must be repaid each quarter commencing with the fiscal quarter of the Company ending September 30, 2017, with the remaining principal balance of the Term Facility due upon maturity on May 25, 2024. Interest under the Revolving Facility is payable, at the Company’s option, either at a base rate (subject to a floor of 0.00% and based on the highest of the prime rate, the overnight federal funds rate plus  1⁄2 of 1.00% and the one-month LIBOR rate plus 1.00%) plus an applicable margin of 1.00% per annum or a LIBOR-based rate (subject to a floor of 0.00%) plus an applicable margin of 2.00% per annum. Interest under the Term Facility is payable, at the Company’s option, either at a base rate (subject to a floor of 0.00% and based on the highest of the prime rate, the overnight federal funds rate plus  1⁄2 of 1.00% and the one-month LIBOR rate plus 1.00%) plus an applicable margin of 1.00% per annum or a LIBOR-based rate (subject to a floor of 0.00%) plus an applicable margin of 2.00% per annum. Such applicable margins will be reduced by 0.25%, in each case, if (i) the Company’s Consolidated First Lien Gross Leverage Ratio (as defined in the Credit Agreement) is less than or equal to 1.00 to 1.00 or (ii) the Company maintains credit rating equal to or higher than Baa3 from Moody’s and BBB- from S&P.

The Credit Agreement contains other customary terms, including (i) representations, warranties and affirmative covenants, (ii) negative covenants, including limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, distributions, prepayments of subordinated debt, and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions, and a financial covenant to maintain certain Consolidated First Lien Net Leverage Ratio levels as set forth in the Credit Agreement, and (iii) customary events of default.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms of such agreement, which is incorporated herein by reference and attached to this report as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.

On May 25, 2017, in connection with the closing of the Credit Agreement, the Company repaid in full approximately $382 million of borrowings under the Credit Agreement, dated as of August 8, 2012, by and among Blue Pet Products, Inc., Blue Buffalo Company, Ltd., the lenders from time to time party thereto and Citibank, N.A as administrative agent (as amended from time to time, the “Old Credit Agreement”). Such credit facilities and related agreements and documents were terminated and amounts due and payable thereunder were repaid upon the effectiveness of the Credit Agreement. For more information about the Old Credit Agreement, see the information under the heading “Description of Indebtedness” under “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 25, 2017, by and among Blue Buffalo Pet Products, Inc., the Lenders from time to time parties thereto, Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A., as Syndication Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BUFFALO PET PRODUCTS, INC.

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	Senior Vice President, General Counsel and Secretary

Date: May 31, 2017

Index to Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 25, 2017, by and among Blue Buffalo Pet Products, Inc., the Lenders from time to time parties thereto, Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A., as Syndication Agent.